Exhibit 10.2
05/31/2024
Richard Dziadzio
c/o rdziadzio@live.com
Dear Richard,
It is a pleasure to offer you the position of Interim EVP, Chief Financial Officer with Sterling Check Corp. In this role, you will report to Josh Peirez, Chief Executive Officer. Your anticipated start date in this new position will be June 5, 2024. For this role you will work remotely from your home in Florida.
Your total compensation package is outlined below:
Base Salary: $500,000 annually, payable semi-monthly the 15th and last business day of the month
Status: Exempt, for purposes of federal wage-hour law, which means that you will not be eligible for overtime pay.
Incentive Compensation: In addition to the base compensation above, Sterling will provide you with a target annual bonus opportunity for 2024 of 37.5% of your annualized base salary, pursuant to the terms of the Annual Incentive Plan. The Annual Incentive Plan is set by the Compensation Committee of the Board each year and typically provides for an opportunity between 0% and 200% of your annual target, which includes an overachievement component. Please note that Sterling reserves the right to amend, cancel or otherwise modify its Annual Incentive Plan from time to time at its discretion.
Sign on Equity Award: You will receive an initial sign on equity award in the form of a Restricted Stock Award equal to $500,000. The award is subject to your execution of the related award agreement and all terms, including vesting, set forth in the award agreement and the 2021 Omnibus Incentive Plan. The award will also have a double trigger Change in Control provision, whereby all unvested equity will accelerate and vest in the event a Change in Control (as defined in the Plan) occurs and during the 3 month period preceding or the 24 month period following such Change in Control, your service is Terminated in a Qualifying Termination (as defined in the award agreement). The award will be granted on or around your start date and will vest equally on each grant anniversary over 3 years (1/3 per year). The award will be based on the closing stock price of Sterling Check’s common stock at the time of grant.
Cash Sign-on Bonus: You will receive a cash sign-on Bonus equal to $500,000 payable over 1 year from your start date. It will be paid in 4 equal installments within 30 days of each of the following dates: September 30, 2024, December 31, 2024, March 31, 2025, and May 31, 2025 - with acceleration if the First Advantage transaction closes prior to 1 year from your start date.
In your interim role, you will not be eligible for any severance, including under Sterling’s severance policy upon termination.
In your role, you shall be an Executive and Section 16 officer of the Sterling. You will be subject to all applicable SEC requirements, and you are expected to sign all required forms and documents

In addition to your compensation, your total rewards package also includes:
Vacation: You will be eligible for 22 Vacation days per year. All eligible employees will receive a pro-rated number of Vacation days based on the number of months worked in the calendar year.
Holidays: In addition to paid time off, you will receive a number of paid holidays per year. More specific details regarding recognized holidays for 2024 and the holiday policy will be shared with you at New Hire Orientation and are contained in the Employee Handbook.
Comprehensive Benefits Programs: There is a wide array of other benefits in which you may choose to participate as a Sterling employee, including, but not limited to: Medical, Dental, Vision, Paid Sick Leave, Parental Leave and 401(k) Plan. You will be scheduled to attend a New Hire Introduction and Benefits Orientation on your first day of employment or shortly thereafter to learn more about these programs.
Please have documentation ready on your first day to complete your I-9 Form and new hire paperwork. Examples: a passport OR both your social security card or birth certificate and driver's license or state identification card.
This offer is not intended to be, nor should it be construed, as a guarantee that employment or any benefit program will be continued for any period of time. Any salary figures stated in annual terms are stated for the sake of convenience or to facilitate comparisons and are not intended to create an employment contract for any specific period of time. In accordance with our policy, this offer is contingent upon satisfactory completion of one or more of the following: a background check including a check of criminal and credit and business references. The background inquiries required are subject to local law. This offer is also contingent upon you signing several policy acknowledgments and agreements prior to, or on your first day of employment.
Sterling complies with federal immigration law and as such, any fraud or misrepresentation on the I-9 Form is ground for disciplinary action up to and including termination. Sterling is an equal opportunity employer and complies with laws that prohibit discrimination and harassment.
Covenants: This offer is contingent upon you being free from any legal or contractual commitments that would prevent you from working at Sterling. By accepting this offer, you represent that working in your new position will not violate any contractual commitments to your prior employer. You also acknowledge that you returned all property and documents (including any computer files) belonging to your former employer and that you will not use any such property or documents in performing your duties at Sterling. You further acknowledge that you understand your continuing confidentiality obligations to your former employer and that you will honor those obligations.
We're so happy that you're joining Sterling and are confident that you'll make a positive contribution to our team!

/s/ JOSHUA PEIREZ
Joshua Peirez
Chief Executive Officer

Sterling Infosystems, Inc. (dba Sterling)
By signing below, I accept this offer:

/s/ RICHARD DZIADZIO	May 31, 2024
Richard Dziadzio	Date